Exhibit 99.2

Alaska Communications Systems Appoints Peter Ley to Board of Directors; Finance Expert Brings Rich Telecom and Investment Banking Background to ACS

ANCHORAGE, Alaska--(BUSINESS WIRE)--Alaska Communications Systems Group Inc. (“ACS”) (NASDAQ:ALSK) announced the election of Peter D. Ley to its board of directors and appointment to its audit committee, effective August 1.

Ley is chief financial officer of Connexion Technologies of Cary, N.C., a leading provider of fiber optic communication networks in gated-communities and high-rise towers in the U.S. He previously served for seven years as a managing director of investment banking at Bank of America Securities where he was responsible for managing client relationships with the U.S. telecom industry. In addition to a variety of investment banking positions, Ley also served as chief financial officer of Pennsylvania-based Commonwealth Telephone Enterprises. Ley has an MBA from Harvard University and a BA from Dartmouth College.

“Peter’s strong background blends telecommunications, financial management, and investment banking expertise. He understands the nuances of the highly competitive market in which ACS operates and will bring that insight to the board. His unique skill set will help position the company as it executes its next major growth engine,” said Liane Pelletier, president, chief executive and chairman.

“I have long admired ACS and its stand-out track record of strong performance, business execution, and growth, and it is a privilege to join the ACS board. I look forward to working closely with management and my fellow board members at this time of great opportunity for the company,” said Ley.

He replaces Patrick Pichette on the ACS eight-member board. Pichette was recently named as chief financial officer of Google, Inc. The company thanks Patrick for his many years of service as board member and chair of the audit committee.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska's leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state's most advanced data networks and, with the acquisition of Crest Communications and build of the AKORN fiber, will be the only company with a geographically diverse undersea fiber optic network connecting Alaska to the contiguous United States. The ACS wireless operations rely on the only statewide 3G network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via the best CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

CONTACT:
Alaska Communications Systems Group, Inc.
Media Contact:
Director, Corporate Communications
Paula Dobbyn, 907-297-3000
Pdobbyn@acsalaska.com
Or
Investor Contact:
Director, Investor Relations
Melissa Fouts, 907-564-7556
investors@acsalaska.com